This Exhibit contains Confidential Information which has been omitted and filed seperately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request under rule 24b-2 of the Securities and Exchange Act of 1934 as amended. The Confidential Information on pages 1, 2, 7 and 8 has been replaced with an *.

                              CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is made this __ day of _______, 2000, by and between Gary Kehoe ("Mr. Kehoe") and Gumtech International, Inc. ("Company").

     WHEREAS, Mr. Kehoe is currently employed by the Company as its President and Chief Operating Officer and also serves on the Company's Board of Directors;

     WHEREAS, the Company has or will enter into a Shareholders' Agreement ("Shareholders' Agreement") with Swedish Match AB ("SM") pursuant to which SM and the Company will jointly develop, manufacture, and sell certain products containing nicotine;

     WHEREAS, pursuant to the Shareholders' Agreement, the Company has agreed that Mr. Kehoe's services will be available in furtherance of the agreement with Swedish Match for a period of five years;

     WHEREAS, Gary Kehoe acknowledges that Gumtech has or will enter into the

     Shareholders' Agreement with Swedish Match in reliance upon the agreement made herein;

     WHEREAS, *,

     WHEREAS, the Company has agreed that Mr. Kehoe's services will be available in furtherance *,

     WHEREAS, Gary Kehoe acknowledges that Gumtech may *; and

     NOW THEREFORE, the Company and Mr. Kehoe wish to enter into this Agreement to ensure that in the event of Mr. Kehoe's termination of employment with the Company, his services are available for the above reasons.

     Confidential Information on this page has been omitted and filed seperately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

     In consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

     1. CONSULTING SERVICES.

          (a) GENERAL. Mr. Kehoe agrees that, in the event of his termination of employment with the Company for any reason, he will provide and perform for the benefit of the Company and/or the joint venture entity established by the Company and SM, certain research and development services in the area of nicotine delivery required under the agreements with Swedish Match, and will also provide and perform for the benefit of the Company, certain research and development services *. The Company agrees to hire and engage Mr. Kehoe to provide the Services.

          (b) ACCESS TO FACILITIES. The Company specifically agrees that during the Term, Mr. Kehoe will have access to the Company's research and development facilities for the purpose of fulfilling his obligation to provide Services under this Agreement.

          (c) REPORTING RESPONSIBILITIES. In connection with performing Services under this Agreement, Mr. Kehoe shall report directly to the Company's Chief Executive Officer or such other senior executive designated by the Company's Board of Directors.

     2. CONSIDERATION FOR SERVICES. As consideration for the Services, the Company shall pay Mr. Kehoe: (1) A monthly amount equal to U.S.$ 12,500, (2) A monthly amount equal to the cost of providing COBRA medical and dental coverage under Gumtech's medical and dental insurance plans, and (3) Five percent (5%) of Gumtech's annual Net Income realized from the joint venture with Swedish Match. Any amounts owed under Item 3 above will be paid within 90 days after the end of the joint venture's fiscal year. The Company will be under no obligation to pay or reimburse Mr. Kehoe for any additional services, costs, or expenses incurred in connection with the Services, except as otherwise provided herein.

     3. TERM OF AGREEMENT. The term of this Agreement shall commence on the first day of the calendar quarter following the calendar quarter in which the agreement with Swedish Match is signed ("Effective Date") and shall end on the day prior to the fifth anniversary of the Effective Date (the "Expiration Date"). The period of time from the Effective Date to the Expiration Date is referred to as the "Term."

     4. TERMINATION OF AGREEMENT. The Company may terminate this Agreement at any time during the Term with Cause. If the Company terminates this Agreement with Cause, Mr. Kehoe will not be entitled to any future payments under Section 2 above (other than reimbursement of costs or expenses incurred prior to the termination). For purposes of this Agreement, the term Cause means (i) theft or embezzlement from Company or any affiliate; (ii) the commission of any felony involving moral turpitude that reflects adversely upon the standing of Company in the community; (iii) fraud directed at Company, any affiliate or any individual or entity that provides goods or services to, receives goods or services from or otherwise deals with Company or any affiliate; or (iv) the repeated and material violation by Mr. Kehoe of this Agreement, any policies of Company or any directives of Company. A violation will not be considered to be "repeated" unless such violation has occurred more than once and after receipt of written notice from Company of such violation.

     The Company may also terminate this agreement at any time without Cause. If the Company terminates this agreement without Cause for any reason, the Company will continue to pay Mr. Kehoe all amounts in Section 2 above for the remainder of the Term.

     5. BILLING FOR EXPENSES.

          (a) GENERAL. Mr. Kehoe will submit invoices to Company each month for any costs or expenses incurred by him in the performance of the Services during the previous month. The invoice should include an itemization of all such costs and expenses, and any other information that Company may request. Company shall make payment for all such charges incurred in accordance with the terms of this Agreement within ten business days after the receipt of each invoice.

          (b) PRIOR APPROVAL OF CERTAIN EXPENSES. Any costs or expenses in excess of $1,000 will only be reimbursed if previously approved by the Company. The Company acknowledges that Mr. Kehoe will be allowed to fly Business Class for any travel outside the continental United States required in conjunction with services provided under this Agreement.

     6. INDEPENDENT CONTRACTOR STATUS. The relationship of Mr. Kehoe to Company under this Agreement is that of an independent contractor, and nothing herein shall be construed or deemed as creating any other relationship. Without limiting the foregoing, the relationship between the parties hereto shall not be deemed to be that of an employer-employee, joint venture, or partnership. As an independent contractor, Mr. Kehoe shall have the sole responsibility for paying taxes, workers compensation, employee benefits (if any), and all similar obligations, and shall be charged with performing the Services and completing the tasks in the way that Mr. Kehoe deems the most feasible or desirable in order to accomplish the tasks in the most efficient manner possible.

     7. CONFIDENTIAL INFORMATION AND WORK FOR HIRE. Mr. Kehoe and Company hereby acknowledge and agree that in connection with the performance of the Services set forth herein, Mr. Kehoe shall be provided with or shall otherwise be exposed to or receive certain confidential and/or proprietary information of the Company or of third parties and may develop certain products, services, methods, know-how, procedures, formulae, processes, specifications, and information of a similar nature that relate to the Services rendered hereunder. Mr. Kehoe therefore agrees not to disclose such information at any time unless authorized by Company or required by law.

     8. AUDIT AND RECORDS. Mr. Kehoe shall keep accurate records and books of account showing all charges, disbursements, and expenses made or incurred by Mr. Kehoe in the performance of the Services. The Company shall have the right, upon reasonable notice, to audit at any time up to one year after payment of its final invoice, the direct costs, expenses, and disbursements made with respect to the performance of the Services.

     9. TITLE TO MATERIALS AND EQUIPMENT. All materials and equipment furnished by the Company and all materials and equipment the cost of which is either paid, or reimbursed to Mr. Kehoe, by the Company will remain the property of the Company and will be returned to the Company within 30 days of the expiration or earlier termination of this Agreement, or within 10 days after written demand by the Company, whichever first occurs.

     10. NOTIFICATION AND DISCLOSURE. Mr. Kehoe will promptly and fully disclose to the Company in writing, whether or not requested by the Company, any and all ideas, improvements, discoveries, inventions, trademarks, proprietary information, know-how, processes, or other developments or improvements (collectively, the "Inventions"), whether or not Mr. Kehoe believes them to be patentable, that Mr. Kehoe conceives or first reduces to a plan, practice, or device, either individually or jointly with others, during the term of this Agreement, or within the period ending six months after the termination thereof, and that relate to nicotine delivery products or systems, or arise out of Mr. Kehoe's use of the Company's equipment, supplies, facilities, or trade secret information, or result from any work performed by Mr. Kehoe in his capacity as service provider for the Company, whether conceived or developed during the Company's business hours or otherwise. Mr. Kehoe will keep current, accurate, and complete records of all Inventions, which records will belong to the Company and copies will be kept at all times and stored on Company premises.

     11. OWNERSHIP AND PATENTING OF INVENTIONS. During the term that Mr. Kehoe is providing Services to the Company and at any time thereafter, Mr. Kehoe, at any time upon the requests of the Company, will execute and deliver an assignment or assignments of any and all applications, plans, devices, and other uses relating to the Inventions that the Company deems necessary or convenient to apply for, obtain, or maintain patents of the United States, and any other foreign countries, for the Inventions and to assign and convey to the Company or its nominee the sole and exclusive right, title, and interest in and to the Inventions. Mr. Kehoe will provide any and all aid and assistance deemed necessary by the Company to protect the Company's interest in the Inventions with respect to any disputes arising out of any unauthorized use or infringement of the Inventions or any patents issued in relation thereto.

     Confidential Information on this page has been omitted and filed seperately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

     12. NON-COMPETITION. In consideration of the Company's promises under this Agreement, including the payments to be made by it to Mr. Kehoe, Mr. Kehoe agrees that, during the Term, he will not, without the prior written consent of Company, consult with or act as an advisor to any company or individual in the field of nicotine or * that violates the terms of the Swedish Match or *.

     13. ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assigns. This Agreement may not be assigned, transferred, conveyed, or encumbered, whether voluntarily or by operation of law, by Mr. Kehoe without the prior written consent of the Company (which may be granted or withheld in the Company's sole and absolute judgment).

     14. SEVERABILITY. If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. Any such reformation shall be read as narrowly as possible to give the maximum effect to the mutual intentions of Mr. Kehoe and the Company.

     15. AMENDMENTS, ETC. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto. Any waiver of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

     Confidential Information on this page has been omitted and filed seperately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

     16. NO WAIVER; REMEDIES. No failure on the part of the Company to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. In the event that Mr. Kehoe breaches this agreement by non-performance or termination, Mr. Kehoe agrees that all monies paid under this contract shall be refunded to Gum Tech. Non-performance is defined as failure during the Term hereof to meet the Company's obligations to provide Mr. Kehoe's consulting services under the agreements with Swedish Match and *. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     17. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Arizona.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                        GUMTECH INTERNATIONAL, INC.


                                        By:
                                            ------------------------------------

                                        Its:
                                            ------------------------------------

                                        "MR. KEHOE"


                                        ----------------------------------------